Exhibit 10.16

Execution Copy

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is made and entered into as of February 9, 2018 (the “Effective Date”), by and between Alta Mesa Services, LP, a Texas limited partnership (the “Company”), Homer E. Cole (hereafter “Executive”)and, solely with respect to Section 41, Alta Mesa Holdings, LP, a Texas limited partnership (“Alta Mesa”). The Company and Executive may sometimes hereafter be referred to singularly as a “Party” or collectively as the “Parties.”

WITNESSETH:

WHEREAS, Alta Mesa Holdings, L.P. (the “Parent”), has entered into a Contribution Agreement by and among High Mesa Holdings, LP, High Mesa Holdings GP, LLC, Alta Mesa Holdings GP, LLC, Silver Run and certain other parties thereto, dated as of August 16, 2017, as the same may be amended from time to time, pursuant to which Silver Run will acquire certain of the outstanding equity interests in Parent (the “Transaction”); and

WHEREAS, the Company desires to continue to secure the employment services of Executive subject to the terms and conditions hereafter set forth;

NOW, THEREFORE, in consideration of Executive’s continued employment with the Company, and the premises and mutual covenants contained herein, the Parties hereto agree as follows:

1. Employment Position and Defined Terms. During the Employment Period (as defined in Section 4), the Company shall employ Executive, and Executive shall serve, as a Vice President of the Company. During the Employment Period, Executive shall also serve in the same positions of employment with Silver Run as he does with the Company for no additional compensation. Executive’s principal place of employment shall be at the main business offices of the Company in Houston, Texas. Defined terms used in the Agreement that are not otherwise defined herein when first used are defined in Sections 6(d) and 10(d).

2. Compensation.

(a) Base Salary. The Company shall pay to Executive during the Employment Period a base salary of Four Hundred Fifty Thousand dollars ($450,000) per year, as adjusted pursuant to the subsequent provisions of this paragraph (the “Base Salary”). The Base Salary shall be payable in accordance with the Company’s normal payroll schedule and procedures for its executives. Nothing contained herein shall preclude the payment of any other compensation to Executive at any time as determined by the Board.

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(b) Annual Bonus.

(1) In addition to the Base Salary in Section 2(a), for each annual fiscal year of the Company during the Employment Period (each such annual period being referred to as a “Bonus Period”), Executive will be eligible to participate in an annual bonus program established by the Board, under which Executive shall receive a bonus equal to a percentage of Executive’s Base Salary paid during each such one-year period (referred to herein as the “Annual Bonus”), such percentage to be established by the Board in its sole discretion; provided, however, that the payment of any Annual Bonus will be subject to the Board’s discretion and made only if Executive has met the pre-established performance criteria set by the Board for the Bonus Period.

(2) In the event that the Employment Period ends before the end of the Bonus Period, Executive shall be entitled to a pro rata portion of the Annual Bonus for that year (based on the number of days in which Executive was employed during the year divided by 365), as determined based on satisfaction of the performance criteria for that Bonus Period on a pro rata basis (calculated as if the final day of the Employment Period were the final day of the applicable Bonus Period), unless Executive was terminated for Cause or terminated voluntarily without Good Reason, in any of which events Executive shall not be entitled to any Annual Bonus for that year.

(3) If Executive successfully meets the performance criteria for a Bonus Period, the Company shall pay Executive the Annual Bonus amount determined by the Board within the earlier of: (A) sixty days (60) days after the end of the Bonus Period or (B) sixty days (60) after the end of the Employment Period.

(c) Compensation in Event of Injury or Sickness. In the event that Executive becomes injured or suffers a medically determinable physical or mental illness, as determined by a physician acceptable to both the Company and Executive in the same manner as provided in the definition of Disability in Section 6(d), during the Employment Period, Executive shall be entitled to receive continued Base Salary (as set forth in Section 2(a)) for a period of six (6) months following the occurrence of such injury or sickness; provided, however, such Base Salary shall be reduced by any short-term and/or long-term disability income benefits that are received by Executive under such programs sponsored by the Company (or an Affiliate) during such 6-month period.

3. Duties and Responsibilities of Executive. During the Employment Period, Executive shall devote his full working time to (a) the business of the Company and its Affiliates and (b) performance of the duties and responsibilities assigned to Executive to the best of Executive’s ability and with reasonable diligence. In determining Executive’s duties and responsibilities, Executive shall not be assigned duties and responsibilities that are materially inconsistent with Executive’s position. This Section 3 shall not be construed as preventing Executive from (a) engaging in reasonable volunteer services for charitable, educational or civic organizations, or (b) investing personal assets in such a manner that will not require a material amount of the Executive’s time or services in the operation of the businesses in which such investments are made; provided, however, no such other activity shall conflict or materially interfere with Executive’s loyalties, duties or responsibilities to the Company and its Affiliates. Executive shall at all times use his best efforts to comply in good faith with United States laws applicable to Executive’s actions on behalf of the Company and its Affiliates. Executive understands and agrees that Executive may be required to travel from time to time for purposes of the Company’s business. The Parties agree that Executive’s principal work location cannot be relocated further than 50 miles from Executive’s principal work location on the Effective Date, except as mutually agreed by the Parties.

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4. Term of Employment. Executive’s term of employment with the Company under this Agreement shall be for the period from the Effective Date through the date that is three (3) years from the Effective Date, unless earlier terminated in accordance with this Agreement, and if not earlier terminated, this Agreement will expire upon the date that is three (3) years from the Effective Date.

The period from the Effective Date through the earlier of the third (3rd) anniversary of the Effective Date and the date of Executive’s termination of employment with the Company and its Affiliates for whatever reason (the “Termination Date”) shall be referred to herein as the “Employment Period.” Notwithstanding the above, Executive agrees to remain available beyond the Employment Period to provide assistance to the Company or its Affiliate in the event that the Company or an Affiliate become involved in litigation (or another type of dispute or controversy) regarding matters of which Executive has relevant knowledge resulting from Executive’s employment with the Company or an Affiliate. Such post-termination assistance shall be provided by Executive in the capacity of an independent contractor at an agreed-upon, reasonable consulting fee, and shall not be deemed to create or continue an employee-employer or fiduciary relationship, or to represent a continuation of this Agreement.

5. Benefits. Subject to the terms and conditions of this Agreement, during the Employment Period, Executive shall be entitled to all of the following:

(a) Reimbursement of Business Expenses. The Company shall pay or reimburse Executive for all reasonable travel, entertainment and other business expenses paid or incurred by Executive in the performance of duties hereunder. The Company shall also provide Executive with suitable office space, including staff support, paid parking, and necessary equipment, including but not limited to, cellular telephone and laptop computer.

(b) Other Employee Benefits. Executive shall be entitled to participate in any pension, retirement, 401(k), profit-sharing, and other employee benefits plans or programs of the Company to the same extent as available to other senior management employees of the Company under the terms of such plans or programs. Executive shall also be entitled to participate in any group insurance, hospitalization, medical, dental, health, life, accident, disability and other employee benefits plans or programs of the Company to the extent available to other senior management employees of the Company, and their spouses and eligible dependents, under the terms of such plans or programs including any medical expense reimbursement account and post-retirement medical program as made available to other senior management employees of the Company.

(c) Vacation and Holidays. Executive shall be entitled to five (5) weeks of paid vacation per calendar year (prorated in any calendar year during which Executive is employed for less than the entire year based on the number of days in such calendar year in which Executive was employed). Executive shall also be entitled to all paid holidays and personal days provided by the Company for its key management employees under the Company’s personnel policy as then effective. Unused vacation shall not carry over to the following year unless specifically approved by the Company.

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(d) Equity Incentive Awards. Executive shall be eligible to participate in the Alta Mesa Resources, Inc. 2018 Long Term Incentive Plan (the “LTIP”) or any other incentive plan sponsored by the Company which provides for equity grants of incentive awards. The terms and conditions of any equity incentive award granted to Executive shall be set forth in the incentive plan document and award agreement governing such award.

(e) Annual Physical. Executive shall be entitled to be reimbursed by the Company for the full cost of an annual physical examination by a physician (1) selected by the Company or (2) selected by Executive and approved by the Company.

(f) Key Man or Company-Owned Life Insurance. The Company may, at any time during the term of this Agreement, apply for and procure as owner, and for its sole benefit, life insurance on the Executive’s life in such amounts and in such forms as the Company may select. Executive hereby acknowledges that he will have no interest whatsoever in any such insurance policy. Executive shall submit to such medical examinations, supply such information, and execute such documents as may be reasonably requested by the insurer to obtain any such key man policy.

(g) Tax Planning, Preparation and Advice. Executive shall be entitled to be reimbursed by the Company for the cost of tax preparation and planning by a certified financial planner or certified public accountant (1) selected by the Company or (2) selected by Executive and approved by the Company, provided that such annual reimbursement shall not exceed $5,000.00.

6. Rights and Payments upon Termination. The Executive’s right to compensation and benefits for periods after the Termination Date shall be determined in accordance with this Section 6. Except as otherwise expressly required by law or as specifically provided in an employee benefit plan or this Agreement, all of Executive’s rights to salary, severance, benefits, bonuses and other compensatory amounts under this Agreement shall cease upon the Termination Date.

(a) Minimum Payments and Vesting. Executive shall be entitled to the following minimum payments under this Section 6(a), in addition to any other payments or benefits which Executive is entitled to receive under the terms of any employee benefit plan or program or Section 6(b):

(1) unpaid salary for the full calendar month in which the Termination Date occurs; provided, however, if Executive is terminated for Cause or terminates his employment voluntarily without Good Reason, Executive shall only be entitled to receive accrued but unpaid salary through the Termination Date;

(2) unpaid vacation days for that year which have accrued through the Termination Date;

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(3) reimbursement of reasonable business expenses that were incurred but unpaid as of the Termination Date; and

(4) to the extent Executive participated in any nonqualified deferred compensation plan or program with vesting criteria, or received any equity incentive grant that is not fully vested, as of the Termination Date, Executive will automatically vest as of the Termination Date as follows:

(A) subject to Section 6(c), if Executive is involuntarily terminated by the Company other than for Cause (and not including death or termination due to Disability), or if the Executive terminates his employment for Good Reason, Executive shall become immediately 100% vested in (i) any outstanding awards of restricted stock, stock options and any other equity incentive awards granted under the LTIP (or any other equity incentive plan of the Company or Silver Run) that vest solely based on the passage of time (with any such awards that vest based on the attainment of performance-based vesting conditions vesting at the target level); and (ii) any nonqualified deferred compensation account balance or benefit; and

(B) if Executive is terminated by the Company for Cause, or voluntarily terminates his employment without Good Reason, all unvested equity incentive awards shall be treated in accordance with the terms of the outstanding award agreement or plan document, as applicable.

Salary and accrued vacation days under this Section 6(a) shall be paid to Executive within five (5) business days following the Termination Date in a cash lump sum payment, less applicable withholdings. Business expenses shall be reimbursed in accordance with the Company’s normal procedures.

(b) Other Severance Payments. In the event that during the Employment Period (i) Executive’s employment is involuntarily terminated by the Company (except due to a No Severance Benefits Event), (ii) Executive’s employment is terminated due to death or Disability, or (iii) Executive terminates his employment for Good Reason; then in any such event under clause (i), (ii), or (iii), subject to Section 6(c), the following severance benefits shall be provided to Executive or, in the event of his death before receiving all such benefits, to Executive’s Designated Beneficiary following his death:

(1) Additional Payment. The Company shall pay additional compensation as described in this Section 6(b)(1) (the “Additional Payment”). Subject to Section 6(c), the Company shall make the Additional Payment to Executive in a cash lump sum, net of applicable withholdings.

(A) Termination Not Following Change in Control. If the Termination Date does not occur within the 15-month period immediately following a Change in Control, the Additional Payment shall be (i) an amount equal to one hundred fifty percent (150%) of Executive’s Base Salary in effect as of the Termination Date, (ii) an amount equal to one hundred fifty percent (150%) of the greater of

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(x) 100% of the “target” bonus for Executive for the year containing the Termination Date or (y) the amount of the Annual Bonus paid to the Executive for the year immediately preceding the year containing the Termination Date, and (iii) an additional $24,000.00 lump sum cash payment for outplacement services. In such event, the Additional Payments described in Section 6(b)(1)(C) following a Change in Control shall be inapplicable for Executive.

(B) Anticipatory Termination. If the Executive incurs an Anticipatory Termination, he shall be entitled to receive, in addition to the payment described in Section 6(b)(1)(A) above, an additional amount equal to the sum of (i) fifty percent (50%) of Executive’s Base Salary as in effect as of the Termination Date, plus (ii) fifty percent (50%) times the greater of (x) 100% of the “target” bonus for Executive for the year containing the Termination Date or (y) the amount of the Annual Bonus paid to the Executive for the year immediately preceding the year containing the Termination Date (the “Anticipatory Termination Payment”). In such event, the Additional Payments described in Section 6(b)(1)(C) following a Change in Control shall be inapplicable for Executive. The Anticipatory Termination Payment shall be subject to the Executive executing a second release agreement, as described in Section 6(c), but covering only the period from the Termination Date until the date immediately following the Change in Control.

(C) Termination Following Change in Control. If the Termination Date occurs within the fifteen (15) month period immediately following a Change in Control, the Additional Payment shall be (i) an amount equal to two hundred percent (200%) of Executive’s Base Salary in effect as of the Termination Date, (ii) an amount equal to two hundred percent (200%) times the greater of (x) 100% of the “target” bonus for Executive for the year containing the Termination Date or (y) the amount of the Annual Bonus paid to the Executive for the year immediately preceding the year containing the Termination Date, and (iii) an additional $24,000.00 lump sum cash payment for outplacement services. In such event, the Additional Payments described in Sections 6(b)(1)(A) and 6(b)(1)(B) above shall be inapplicable for Executive.

(2) COBRA Coverage.

(A) In the event that Executive timely elects continuation coverage under any of the Company’s “group health plans” within the meaning of Treasury Regulations Section 54.4980B-2 Q/A-1 (collectively, the “Health Plan”) on behalf of himself and any of his eligible covered dependents (including his spouse) pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), following the Termination Date, the Company shall pay directly or reimburse Executive for an amount equal to the monthly premium for such COBRA coverage for each month during which such COBRA coverage is in effect during the period commencing on the Termination Date and ending upon the earliest of (x) the date that is eighteen (18) months following the Termination Date, (y) the date that Executive and Executive’s covered dependents

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become no longer eligible for COBRA coverage or (z) the date Executive becomes eligible to receive group healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility). In all other respects, Executive and his dependents shall be treated the same as any other qualified beneficiaries under the Health Plan and COBRA.

(B) If Executive’s eligibility for continued COBRA coverage under the Health Plan ends due to expiration of the “maximum coverage period” under and within the meaning of 26 C.F.R. 54.4980B-7 Q/A-4(b), Executive shall be entitled to continue coverage for himself and his eligible covered dependents (including his spouse), if any, under the Health Plan (Executive and each such covered dependent being referred to herein as a “Qualified Beneficiary”) for the period beginning on the first day following such expiration of eligibility for COBRA coverage and ending on the second anniversary of the Termination Date or the earlier date that Executive becomes eligible to receive group healthcare coverage from a subsequent employer (and Executive agrees to promptly notify the Company of such eligibility) (the “Extended Coverage”), subject to the Company or an Affiliate continuing to sponsor a Health Plan for the benefit of the Company’s employees generally. In order for Executive to be eligible to receive the Extended Coverage on behalf of himself and any other Qualified Beneficiaries, Executive and any other Qualified Beneficiary must first exhaust such individual’s rights to any COBRA coverage available under the Health Plan. The Parties acknowledge that following expiration of the Extended Coverage, neither Executive nor any other Qualified Beneficiary will have any right to elect coverage under the Health Plan. Executive shall, on a monthly after-tax basis, pay to the Company (or its delegate) the COBRA rate, as then effective, for each month during the period of Extended Coverage. For purposes of Code Section 409A, the benefits provided under this Section 6(b)(2)(B) shall be provided as separate monthly in-kind payments of those benefits, and to the extent those benefits are subject to and not otherwise excepted from Section 409A, the provision of in-kind benefits during one calendar year shall not affect in-kind benefits to be provided in any other calendar year.

(C) Executive and Executive’s spouse, if applicable, consent and agree to acquire and maintain any and all coverage that either or both of them are entitled to at any time during their lives under the Medicare program or any similar program of the United States or any agency thereof. Executive and Executive’s spouse further agree to pay any required premiums for Medicare coverage from their personal funds.

(D) Notwithstanding Section 6(b)(2)(A) or (B) to the contrary, the Company may alter the manner in which health benefits are provided to Executive under such sections following termination of Executive’s employment to the extent the Company reasonably determines is necessary for purposes of satisfying Code Section 105(h)(2) or avoiding the imposition of an excise tax on the Company or any of its Affiliates, provided that such alterations do not materially decrease coverage or increase the after-tax cost to Executive of such benefits.

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(3) Code Section 280G Tax Gross-up. If the Termination Date occurs within three (3) years after the Effective Date, the Accounting Firm shall determine if any of the payments or benefits received or to be received by Executive (including, without limitation, any payment or benefits received in connection with a Change in Control or Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement), constitute “parachute payments” within the meaning of Code Section 280G as a result of a “change in ownership or control,” under and within the meaning of Treasury Regulation Section 1.280G-1, of Silver Run or any of its subsidiaries, including the Company, but excluding as a result of the closing of the Transaction (all such payments and benefits collectively referred to herein as the “280G Payments”) that are subject to the excise tax imposed under Code Section 4999 (the “Excise Tax”). If the Accounting Firm determines any of the 280G Payments are subject to the Excise Tax, the Company shall pay to Executive, as soon as reasonably practicable following such determination but in any event no later than the end of the year following the year in which the Executive pays the relevant taxes, an additional amount equal to the sum of the Excise Tax payable by Executive plus the amount that the Accounting Firm determines is necessary to put Executive in the same after-tax position (taking into account all applicable federal, state and local excise, income and other taxes) as if no Excise Tax had been imposed.

All determinations required to be made under this Section 6(b)(3), including whether a payment would result in an “excess parachute payment” within the meaning of Code Section 280G and the assumptions utilized in arriving at such determination, shall be made by the Accounting Firm. All fees and expenses of the Accounting Firm shall be paid solely by the Company. The final determination by the Accounting Firm shall be binding on the Parties absent manifest error.

Executive agrees to reasonably cooperate with the Company to minimize the amount of any excess parachute payments, including, without limitation, assisting the Company in establishing that some or all of the payments received by Executive which are “contingent on a change”, as described in Code Section 280G(b)(2)(A), are reasonable compensation for personal services actually rendered by Executive before the date of such change or to be rendered by Executive on or after the date of such change. Notwithstanding the foregoing, Executive shall not be required to take any action which his attorney or tax advisor advises him in writing exposes the Executive to material personal liability.

(4) Other Termination of Employment. For purposes of clarity, in the event that (i) Executive voluntarily resigns or otherwise voluntarily terminates employment, except due to death, Disability or for Good Reason, or (ii) Executive’s employment is terminated due to a No Severance Benefits Event then, in any such event under clause (i) or (ii), the Company shall have no obligation to provide the severance benefits described in paragraphs (1), (2) and (3) (above) of this Section 6(b), except to offer COBRA coverage (as required by COBRA law) but not at the rate described in paragraph (2). However, Executive shall still be entitled to the minimum benefits provided under Section 6(a).

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(5) No Duplication of Severance Benefits. The severance payments provided under Section 6(b) shall supersede and replace any severance payments under any severance pay plan or similar agreement that the Company or any Affiliate maintains for key management employees or employees generally.

(c) Release Agreement. Notwithstanding any provision of the Agreement to the contrary, in order to receive the vesting acceleration provided under Section 6(a)(4)(A) or the severance benefits provided under Section 6(b)(1), (2), or (3), the Executive must first execute an appropriate release agreement (on a form provided by the Company) whereby the Executive agrees to release and waive, in return for such vesting acceleration or severance benefits, any claims that Executive may have against the Company or any of its Affiliates including, without limitation, for unlawful discrimination (e.g., Title VII of the Civil Rights Act); provided, however, such release agreement shall not release any claim or cause of action by or on behalf of the Executive for (a) any payment or benefit that may be due or payable under this Agreement or any vested benefits under any employee benefit plan or program or (b) non-payment of salary or benefits to which Executive is entitled from the Company as of the Termination Date. The release agreement must be provided to Executive within five (5) days following the Termination Date, and signed by Executive and returned to the Company, and any applicable revocation period must have expired, no later than sixty (60) days following the Termination Date; provided, however, the second release agreement required for an Anticipatory Termination Payment under Section 6(b)(1)(B) must be provided to Executive within five (5) days following the Change in Control Date, and signed by Executive and returned to the Company, and any applicable revocation period must have expired, no later than sixty (60) days following the Change in Control Date. Any payments to which Executive becomes entitled pursuant to Section 6(b)(1), shall be paid within ten (10) days after the executed release agreement (or executed second release agreement with respect to an Anticipatory Termination Payment) has been timely returned to the Company for counter-signature and become effective and non-revocable by Executive under the terms of the release agreement. Notwithstanding anything in this Agreement to the contrary, to the extent that any severance payments or benefits provided under Section 6(a)(4)(A) or Section 6(b) are deferred compensation under Code Section 409A, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the release agreement spans two calendar years, the severance payments or benefits will not be made or begin until the later calendar year.

(d) Definitions.

(1) “Accounting Firm” means any nationally recognized, certified public accounting firm selected by the Company and reasonably acceptable to the Executive; provided, however, the firm selected must be within the top 20 in the United States at such time based on annual revenues for certified public accounting firms in the immediately preceding year.

(2) “Affiliate” means any parent or subsidiary entity of the Company, or any other entity in whatever form, of which the Company has any direct or indirect controlling ownership interest or management control, or vice-versa, as determined by the Company. For purposes of clarity and not limitation, (i) Riverstone Investment Group LLC, Bayou City Energy Management, LLC, HPS Investment Partners, LLC, or High Mesa Inc., and their affiliates (other than Silver Run or any of its subsidiaries, to the extent considered an affiliate of any such entity) are not Affiliates for purposes of this Agreement, and (ii) Silver Run is an Affiliate of the Company.

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(3) “Anticipatory Termination” means a termination of the Executive’s employment within the three (3) month period ending immediately prior to the Change in Control Date (in which the Change in Control is a “change in control event” within the meaning of Code Section 409A), but only if (a) the Executive’s employment with the Company was (i) terminated by the Company without Cause or (ii) terminated by the Executive for Good Reason, and (b) it is reasonably demonstrated by the Executive that such termination of employment (1) was at the request of a third party who has taken steps reasonably calculated to effect such Change in Control or (2) otherwise arose in connection with or anticipation of such Change in Control.

(4) “Board” means the then-current Board of Directors of the Company or, following the closing of the Transaction, the then-current Board of Directors of Silver Run, in each case, including the Compensation Committee (the “Compensation Committee”) or another authorized committee thereof.

(5) “Cause” means any of the following: (A) the Executive’s final conviction by a court of competent jurisdiction of a felony involving moral turpitude, or entering the plea of nolo contendere to such felony by the Executive; (B) the commission by the Executive of a demonstrable act of material fraud, or a proven and material misappropriation of funds or other property, of or upon the Company or any Affiliate; (C) the engagement by the Executive, without the written approval of the Company, in any material activity which directly competes with the business of the Company or any Affiliate, or which would directly result in a material injury to the business or reputation of the Company or any Affiliate; or (D) the breach by Executive of any material provision of this Agreement. With respect to items (C) and (D) above, in order to constitute “Cause” hereunder, Executive must also fail to cure such breach within a reasonable time period set by the Company but in no event less than twenty (20) calendar days after Executive’s receipt of such notice.

(6) “Change in Control” means and includes each of the following:

(A) A transaction or series of transactions (other than an offering of Common Stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (1) and (2) of subsection (C) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Exchange Act) (other than Silver Run, any of its subsidiaries, an employee benefit plan maintained by Silver Run or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, Silver Run) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of Silver Run possessing more than 50% of the total combined voting power of Silver Run’s securities outstanding immediately after such acquisition; or

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(B) During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new Director(s) (other than a Director designated by a person who shall have entered into an agreement with Silver Run to effect a transaction described in subsections (A) or (C)) whose election by the Board or nomination for election by Silver Run’s stockholders was approved by a vote of at least two-thirds of the Directors then still in office who either were Directors at the beginning of such two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

(C) The consummation by Silver Run (whether directly involving Silver Run or indirectly involving Silver Run through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of Silver Run’s assets in any single transaction or series of related transactions, or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(1) which results in Silver Run’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of Silver Run or the person that, as a result of the transaction, controls, directly or indirectly, Silver Run or owns, directly or indirectly, all or substantially all of Silver Run’s assets or otherwise succeeds to the business of Silver Run (Silver Run or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction; and

(2) after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (2) as beneficially owning 50% or more of the combined voting power of the Successor Entity solely as a result of the voting power held in Silver Run prior to the consummation of the transaction.

Notwithstanding the foregoing, in no event shall the following constitute a Change in Control: (i) the Transaction or any transactions occurring in connection therewith or (ii) any initial public offering of any subsidiary of Silver Run that owns all or part of Silver Run’s Midstream Assets (as defined in Section 10(d)(1)) or any other sale or disposition of such Midstream Assets directly or indirectly by Silver Run in connection with such initial public offering.

If a Change in Control constitutes a payment event with respect to any amount, benefit or award (or portion of any amount, benefit or award) that provides for the deferral of compensation that is subject to Section 409A, to the extent required to avoid the imposition of additional taxes under Section 409A, the transaction or event described

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in subsection (A), (B) or (C) above with respect to such amount, benefit or award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such amount, benefit or award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A- 3(i)(5).

The Board as in effect immediately prior to the occurrence of a Change in Control shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control has occurred pursuant to the above definition, the date of the occurrence of such Change in Control and any incidental matters relating thereto; provided that any exercise of such authority in conjunction with a determination regarding whether a Change in Control is a “change in control event” (as defined in Treasury Regulation Section 1.409A-3(i)(5)) shall be determined on a basis consistent with such regulation.

(7) “Change in Control Date” means the effective date of the occurrence of a Change in Control.

(8) “Code” means the Internal Revenue Code of 1986, as amended or its successor. References herein to any Section of the Code shall include any successor provisions of the Code.

(9) “Common Stock” means the Class A common stock of Silver Run, $0.0001 par value per share, and any class of common stock into which such common shares may hereafter be converted, reclassified or recapitalized.

(10) “Designated Beneficiary” means the Executive’s surviving spouse, if any. If there is no such surviving spouse at the time of Executive’s death, then the Designated Beneficiary hereunder shall be Executive’s estate after the legal representative of such estate provides satisfactory evidence thereof to the Company (or its delegate).

(11) “Director” means a Board member.

(12) “Disability” shall mean that (a) Executive is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or last for a continuous period of not less than 12 months, or (b) by reason of any medically determinable physical or mental impairment which can be expected to result in death or to last for a continuous period of not less than 12 months, Executive is receiving income replacement for a period of not less than three months under an accident and health plan covering employees of the Company. Evidence of such Disability shall be certified by a physician acceptable to both the Company and Executive. In the event that the Parties are not able to agree on the choice of a physician, each shall select one physician who, in turn, shall select a third physician to render such certification. All reasonable costs directly relating to the determination of whether Executive has incurred a Disability for purposes of this Agreement shall be paid by the Company. Executive agrees to submit to any examinations that are reasonably required by the attending physician or other healthcare service providers to determine whether Executive has a Disability.

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(13) “Dispute” means any dispute, disagreement, claim, or controversy arising from, in connection with, or relating to (a) the employment, or termination of employment, of Executive, or (b) the Agreement, or the validity, interpretation, performance, breach or termination of the Agreement.

(14) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(15) “Good Reason” means, other than during the fifteen (15)-month period following a Change in Control, the occurrence of any of the following without the Executive’s prior written consent, if not cured and corrected by the Company or Silver Run, or either of their successor(s), within 60 days after written notice thereof is provided by Executive to the Company or its successor, provided such notice is delivered within 90 days after the occurrence of the applicable condition or event and that Executive resigns from employment with the Company within 90 days following expiration of such 60-day cure period:

(A) the demotion or reduction in title or rank of Executive with the Company or Silver Run, except for any such demotion or reduction that occurs in connection with Executive’s termination of employment for Cause, Disability or death;

(B) the reduction of the Executive’s annual base salary and/or target bonus opportunity, as compared to his aggregate base salary and target bonus opportunity as effective immediately prior to such reduction, if such reduction of base salary and/or target bonus opportunity, on an aggregated basis, is five percent (5%) or greater of the aggregate base salary and target bonus opportunity as effective immediately prior to such reduction; or

(C) a relocation of Executive’s principal work location to a location in excess of 50 miles from its then current location.

During the fifteen (15)-month period following a Change in Control, the definition of “Good Reason” shall have the same meaning as set out above except that clause (A) is replaced in its entirety with “the demotion or reduction in title or rank of Executive with the Company or Silver Run, or the assignment to Executive of duties that are materially inconsistent with Executive’s positions, duties and responsibilities with the Company or Silver Run, or any removal of the Executive from, or any failure to nominate for re-election the Executive to, any of such positions (other than a change due to the Executive’s Disability or as an accommodation under the American with Disabilities Act), except for any such demotion, reduction, assignment, removal or failure that occurs in connection with Executive’s termination of employment for Cause, Disability or death;”. In all other respects, the definition of Good Reason will be the same before and after a Change in Control.

For the avoidance of doubt, the closing of the Transaction will not by itself be deemed to provide a basis for the Executive to resign for Good Reason.

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(16) “No Severance Benefits Event” means termination of Executive’s employment by the Company for Cause.

(17) “Silver Run” means Silver Run Acquisition Corporation II, a Delaware corporation (whose name will change to Alta Mesa Resources, Inc. at the closing of the Transaction), or its successor in interest.

7. Notice of Termination. Any termination of Executive’s employment by the Company or the Executive other than for death shall be communicated by Notice of Termination to the other Party hereto. For purposes of this Agreement, the term “Notice of Termination” means a written notice which indicates the specific termination provision of this Agreement relied upon, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated and specifies a Termination Date which, if submitted by Executive, shall be at least thirty (30) days following the date of such Notice of Termination unless such termination is for Good Reason (in which case the requirements for a termination due to Good Reason shall apply); provided, however, that in the event that Executive delivers a Notice of Termination to the Company, the Company may, in its sole discretion, change the Date of Termination to any date that occurs following the date of receipt of such Notice of Termination and is prior to the date specified in such Notice of Termination. A Notice of Termination submitted by the Company may provide for a Termination Date on the date Executive receives the Notice of Termination, or any date thereafter elected by the Company in its sole discretion. The failure by the Company or Executive to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Cause or Good Reason shall not waive any right of such Party hereunder or preclude such Party from asserting such fact or circumstance in enforcing such Party’s rights hereunder.

8. No Mitigation. Except as provided in Section 6(b)(2) for continued Health Plan coverage or Section 6(b)(3) regarding excess parachute payments, Executive shall not be required to mitigate the amount of any payment or other benefits provided under this Agreement by seeking other employment or in any other manner.

9. Restrictive Covenants. As an inducement to the Company to enter into this Agreement, Executive represents to, and covenants with or in favor of, the Company that Executive will comply with all of the restrictive covenants in Sections 9 through 17, as a condition to the Company’s obligation to provide any benefits to Executive under this Agreement.

10. Trade Secrets.

(a) Access to Trade Secrets. As of the Effective Date and on an ongoing basis, the Company agrees to give Executive access to Trade Secrets which the Executive did not have access to, or knowledge of, before Executive’s commencement of employment with the Company.

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(b) Agreement Not to Use or Disclose Trade Secrets. In exchange for the Company’s promises to provide Executive with access to Trade Secrets, and the other consideration and benefits provided to Executive under this Agreement, Executive agrees, during the Employment Period, and any time thereafter, not to disclose to anyone, including, without limitation, any person, firm, corporation or other entity, or publish or use for any purpose, any Trade Secrets, except (1) as required in the ordinary course of the business of the Company or an Affiliate or (2) as authorized by the Company or Affiliate, as applicable. Executive acknowledges that Trade Secrets (A) have been and will be developed or acquired by the Company (or an Affiliate) through the expenditure of substantial time, effort and money and (B) provide the Company (or an Affiliate) with an advantage over competitors who do not know or use Trade Secrets.

Executive shall hold in a fiduciary capacity for the benefit of the Company (or its Affiliate, as applicable) any Trade Secret relating to the Company or any of its Affiliates, and their respective businesses, which (a) has been obtained by Executive during his employment by the Company (or any Affiliate) and (b) is not public knowledge other than via an unauthorized disclosure made by Executive in violation of this Agreement. Executive acknowledges and agrees that all Trade Secrets are, and will continue to be, the exclusive property of the Company or Affiliate, as applicable.

Executive shall not at any time disclose to any person or entity, or publish, or use for any unauthorized purpose, any Trade Secret, except as the Company directs or under compulsion of law. Executive agrees to give notice to the Company of any attempt to compel disclosure of any Trade Secret within five (5) business days after Executive is informed that such disclosure is being, or will be, compelled. Any such notice shall contain a copy of the subpoena, order or other process used to compel disclosure.

The agreements and covenants in this Section 10(b) apply to all Trade Secrets, whether now known or later to become known to Executive. In addition, these provisions shall be in addition to, and not limit or restrict in any way, any other confidentiality agreement or covenant between the Executive and the Company or any of its Affiliates.

(c) Agreement to Refrain from Defamatory Statements. Executive shall refrain, both during the Employment Period and thereafter, from publishing any oral or written statements about any directors, partners, officers, employees, agents, investors or representatives of the Company or any Affiliate that are (1) slanderous, libelous, or defamatory; (2) disclose private or confidential information about the business affairs, directors, partners, officers, employees, agents, investors or representatives of the Company or any Affiliate; (3) constitute an intrusion into the seclusion or private lives of any such person; (4) give rise to unreasonable publicity about the private life of any such person; (5) place any such person in a false light before the public; or (6) constitute a misappropriation of the name or likeness of any such person. A violation or threatened violation of these restrictive covenants may be enjoined by a court of law notwithstanding the arbitration provisions of Section 31.

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(d) Definitions. The following terms, when used in this Agreement, are defined below:

(1) “Restricted Territory” means any county, or equivalent political or governmental subdivision, of any state, district, or territory of North America in which the Company or any of its Affiliates conducts its business; and any area adjacent to such counties, or equivalent political or governmental subdivision, to the extent such adjacent areas are within a 50-mile radius of any (x) producing property or leasehold of the Company or any of its Affiliates or (y) assets relating to the gathering, processing, storage, treating or transmission of oil or natural gas or otherwise generally considered “midstream” in nature in accordance with generally accepted U.S. oil and gas industry practices and customs (“Midstream Assets”) of the Company or any of its Affiliates.

(2) “Trade Secrets” means any and all information and materials (in any form or medium) that are proprietary to the Company or an Affiliate, or are treated as confidential by the Company or an Affiliate as part of, or relating to, any portion of its or their businesses (whether or not owned or developed by the Company or an Affiliate) and that are not generally known by other persons or entities in the same type of business.

For purposes of the Agreement, Trade Secrets include, without limitation, the following: all of the Company’s or Affiliate’s research, technical and business information, whether patentable or not, which is of a confidential, trade secret or proprietary character, and which is either developed by the Executive alone, or with others or by others; all non-public information that the Company or an Affiliate has marked as confidential or has otherwise described to Executive (either in writing or orally) as confidential; all non-public information concerning the Company’s or Affiliate’s products, services, prospective products or services, research, prospects, leases, surveys, seismic data, drilling data, designs, prices, costs, marketing plans, marketing techniques, studies, test data, leasehold and royalty owners, investors, suppliers and contracts; all business records and plans; all personnel files; all financial information of or concerning the Company or an Affiliate; all information relating to the Company’s operating system software, application software, software and system methodology, hardware platforms, technical information, inventions, computer programs and listings, source codes, object codes, copyrights and other intellectual property; all technical specifications; any proprietary information belonging to the Company or an Affiliate; all computer hardware or software manuals of the Company or an Affiliate; all Company or Affiliate training or instruction manuals; all Company or Affiliate electronic data; and all computer system passwords and user codes.

11. Duty to Return Company Documents and Property. Upon the Termination Date, Executive shall immediately return and deliver to the Company any and all papers, books, records, documents, memoranda and manuals, e-mail, electronic or magnetic recordings or data, including all copies thereof, belonging to the Company or relating to its business, in Executive’s possession, whether prepared by Executive or others. If at any time after the Termination Date, Executive determines that Executive has any Trade Secrets in Executive’s possession or control, Executive shall immediately return them to the Company, including all copies thereof.

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12. Best Efforts and Disclosure. Executive agrees that, while employed with the Company under this Agreement, Executive’s services shall be devoted on a full time basis to the Company’s business, and Executive shall use best efforts to promote its success. Further, Executive shall promptly disclose to the Company all ideas, inventions, computer programs, and discoveries, whether or not patentable or copyrightable, which Executive may conceive or make, alone or with others, during Executive’s period of employment with the Company or its Affiliates, whether or not during working hours, and which directly or indirectly:

(a)	relate to a matter within the scope, field, duties or responsibility of Executive’s employment with the Company or within the scope or field of the Company’s or an Affiliate’s business; or

(b)	are based on any knowledge of the actual or anticipated business or interests of the Company; or

(c)	are aided by the use of time, materials, facilities or information of the Company or an Affiliate.

Executive assigns to the Company, without further compensation, any and all rights, titles and interest in all such ideas, inventions, computer programs and discoveries in all countries of the world. Executive recognizes that all ideas inventions, computer programs and discoveries of the type described above, conceived or made by Executive alone or with others within 12 months after the Termination Date (voluntary or otherwise), are likely to have been conceived in significant part either while employed by the Company or as a direct result of knowledge Executive had of proprietary information or Trade Secrets. Accordingly, Executive agrees that such ideas, inventions or discoveries shall be presumed to have been conceived during Executive’s period of employment with the Company or its Affiliates, unless and until the contrary is clearly established by the Executive.

13. Inventions and Other Works. Any and all writings, computer software, inventions, improvements, processes, procedures and/or techniques which Executive may make, conceive, discover, or develop, either solely or jointly with any other person or persons, at any time during Executive’s period of employment with the Company or its Affiliates, whether at the request or upon the suggestion of the Company or otherwise, which relate to or are useful in connection with any business now or hereafter carried on or contemplated by the Company, including developments or expansions of its present fields of operations, shall be the sole and exclusive property of the Company. Executive agrees to take any and all actions necessary or appropriate so that the Company can prepare and present applications for copyright or letters patent therefor, and secure such copyright or letters patent wherever possible, as well as reissue renewals, and extensions thereof, and obtain the record title to such copyright or patents. Executive shall not be entitled to any additional or special compensation or reimbursement regarding any such writings, computer software, inventions, improvements, processes, procedures and techniques. Executive acknowledges that the Company from time to time may have agreements with other persons or entities which impose obligations or restrictions on the Company regarding inventions made during the course of work thereunder or regarding the confidential nature of such work. Executive agrees to be bound by all such obligations and restrictions, and to take all action necessary to discharge the obligations of the Company.

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14. Non-Solicitation Restriction. Executive hereby agrees that in order to protect Trade Secrets, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive in Sections 9 through 13 and other provisions of this Agreement. During the Executive’s employment and for a period of one (1) year following the Termination Date (regardless of the reason for termination), Executive hereby covenants and agrees that he will not, directly or indirectly, without obtaining the express written consent of the Board, either individually or as a principal, partner, agent, consultant, contractor, employee, or as a director or officer of any entity, or in any other manner or capacity whatsoever, except on behalf of the Company, solicit business, attempt to solicit business, or conduct business, in products or services competitive with any products or services offered or performed by the Company or its Affiliates in any business which the Company or any of its Affiliates does business, prepared to conduct business as of the Termination Date (or if the applicable activity occurs before the Termination, Date, then as of the date on which such activity occurs), or has any business interest within the Restricted Territory as of the Termination Date (or if the applicable activity occurs before the Termination, Date, then as of the date on which such activity occurs), (a) from those individuals or entities with whom the Company or Affiliate conducted or prepared to conduct business in the Restricted Territory during the Executive’s employment with the Company or (b) with respect to any assets or holdings in which the Company or Affiliate had any interest in the Restricted Territory at any time during the two-year period ending on the earlier of the Termination Date or the date on which such activity occurs.

15. Non-Competition Restriction. Executive hereby agrees that in order to protect Trade Secrets, it is necessary to enter into the following restrictive covenant, which is ancillary to the enforceable promises between the Company and Executive in Sections 9 through 14 and other provisions of this Agreement. Executive hereby covenants and agrees that during Executive’s period of employment with the Company or its Affiliates, and for a period of one (1) year following the Termination Date (regardless of the reason for termination), Executive will not, without obtaining the express written consent of the Company, engage in any capacity, directly or indirectly (whether as proprietor, stockholder, director, partner, employee, agent, independent contractor, consultant, trustee, or in any other capacity), with respect to any entity engaged or preparing to engage in the business of oil and gas exploration and production, the acquisition, development or operation of Midstream Assets or any other aspect of the Company’s or an Affiliate’s business, in each case, within the Restricted Territory (a “Competing Enterprise”); provided, however, Executive shall not be deemed to be participating or engaging in a Competing Enterprise solely by virtue of the ownership of not more than one percent (1%) of any class of stock or other securities which are publicly traded on a national securities exchange or in a recognized over-the-counter market.

16. No Recruitment Restriction. Executive agrees that during Executive’s period of employment with the Company or its Affiliates, and for a period of one (1) year following the Termination Date (regardless of the reason for termination), without obtaining the express written consent of the Company, Executive shall not, either directly or indirectly, or by acting in concert with another person or entity, (a) hire any employee or independent contractor performing services for the Company or any Affiliate, or any such individual who performed services for the Company or any Affiliate at any time during the one-year period ending on the earlier of the Termination Date or the date on which such hiring occurs, or (b) solicit or influence or seek to solicit or influence, any employee or independent contractor performing services for the Company or any Affiliate, or any such individual who performed services for the Company or any Affiliate at any time during the one-year period ending on the earlier of the Termination Date or the date on which such activity occurs, to terminate, reduce or otherwise adversely affect such individual’s employment or other relationship with the Company or any Affiliate.

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17. Business Opportunities. During Executive’s period of employment with the Company or its Affiliates and for a period of one (1) year following the Termination Date (regardless of the reason for termination), the Executive assigns and agrees to assign without further compensation to the Company, its Affiliates and its successors, assigns or designees, all of the Executive’s right, title and interest in and to all Business Opportunities (defined below), and further acknowledges and agrees that all Business Opportunities constitute the exclusive property of the Company. The Executive shall present all Business Opportunities to the Company, and shall not exploit a Business Opportunity. For purposes of this Agreement, “Business Opportunities” means all business ideas, prospects, or proposals pertaining to oil and gas exploration and production, the acquisition, development or operation of Midstream Assets or any other aspect of the Company’s or an Affiliate’s business, and any business the Company or any Affiliate prepared to conduct, or contemplated conducting during Executive’s employment with the Company, which are developed by the Executive or originated by any third party and brought to the attention of the Executive, together with information relating thereto; provided however, that for the one (1) year period following the Termination Date, “Business Opportunities” shall be limited to those Business Opportunities in the Restricted Territory. For the avoidance of doubt, this Section 17 is not intended to limit or narrow the Executive’s duties or obligations under federal or state law with respect to corporate opportunities.

18. Tolling. If Executive violates any of the restrictions contained in Sections 9 through 17, then notwithstanding any provision hereof to the contrary, the restrictive period will be suspended and will not run in favor of Executive from the time of the commencement of any such violation, unless and until such time when the Executive cures the violation to the reasonable satisfaction of the Company.

19. Reformation. If a court or arbitrator rules that any time period or the geographic area specified in any restrictive covenant in Sections 9 through 17 is unenforceable, then the time period will be reduced by the number of months, or the geographic area will be reduced by the elimination of such unenforceable portion, or both, so that the restrictions may be enforced in the geographic area and for the time to the full extent permitted by law.

20. No Previous Restrictive Agreements. Executive represents that, except as disclosed in writing to the Company as of the Effective Date, Executive is not bound by the terms of any agreement with any previous employer or other third party to (a) refrain from using or disclosing any confidential or proprietary information in the course of Executive’s employment by the Company or (b) refrain from competing, directly or indirectly, with the business of such previous employer or any other person or entity. Executive further represents that Executive’s performance under this Agreement and work duties for the Company do not, and will not, breach any agreement to keep in confidence any proprietary information, knowledge or data acquired by Executive in confidence or in trust prior to Executive’s employment with the Company, and Executive will not disclose to the Company or induce the Company to use any confidential or proprietary information or material belonging to any previous employer or others.

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21. Conflicts of Interest. In keeping with Executive’s fiduciary duties to the Company, Executive hereby agrees that Executive shall not become involved in a conflict of interest, or upon discovery thereof, allow such a conflict to continue at any time during Executive’s period of employment with the Company or its Affiliates. In this respect, Executive agrees to fully comply with the conflict of interest agreement entered into by Executive as an employee, officer or director of the Company or an Affiliate. In the instance of a violation of the conflict of interest agreement to which Executive is a party, it may be necessary for the Company to terminate Executive’s employment for Cause.

22. Remedies. Executive acknowledges that the restrictions contained in Sections 9 through 21 of this Agreement, in view of the nature of the Company’s business, are reasonable and necessary to protect the Company’s legitimate business interests, and that any violation of this Agreement would result in irreparable injury to the Company. Notwithstanding the arbitration provisions in Section 31, in the event of a breach or a threatened breach by Executive of any provision of Sections 9 through 21 of this Agreement, the Company shall be entitled to a temporary restraining order and injunctive relief restraining Executive from the commission of any breach, and to recover the Company’s attorneys’ fees, costs and expenses related to the breach or threatened breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any such breach or threatened breach, including, without limitation, the recovery of money damages, attorneys’ fees, and costs. These covenants and agreements shall each be construed as independent of any other provisions in this Agreement, and the existence of any claim or cause of action by Executive against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of such covenants and agreements.

23. No Interference. Notwithstanding any other provision of this Agreement, (a) Executive may disclose confidential information when required to do so by a court of competent jurisdiction, by any governmental agency having authority over Executive or the business of the Company or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information, in each case, subject to Executive’s obligations to notify the Company under Section 10(b); and (b) nothing in this Agreement is intended to interfere with Executive’s right to (1) report possible violations of state or federal law or regulation to any governmental or law enforcement agency or entity; (2) make other disclosures that are protected under the whistleblower provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies); (3) file a claim or charge any governmental agency or entity; or (4) testify, assist, or participate in an investigation, hearing, or proceeding conducted by any governmental or law enforcement agency or entity, or any court. For purposes of clarity, in making or initiating any such reports or disclosures or engaging in any of the conduct outlined in subsection (b) above, Executive may disclose confidential information to the extent necessary to such governmental or law enforcement agency or entity or such court, need not seek prior authorization from the Company, and is not required to notify the Company of any such reports, disclosures or conduct.

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24. Defend Trade Secrets Act. Executive is hereby notified in accordance with the Defend Trade Secrets Act of 2016 that Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (a) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (b) is made in a complaint or other document that is filed under seal in a lawsuit or other proceeding. If Executive files a lawsuit for retaliation against the Company for reporting a suspected violation of law, Executive may disclose the Company’s trade secrets to Executive’s attorney and use the trade secret information in the court proceeding if Executive files any document containing the trade secret under seal, and does not disclose the trade secret, except pursuant to court order.

25. Withholdings; Right of Offset. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling, (b) all other normal employee deductions made with respect to Company’s employees generally, and (c) any advances made to Executive and owed to Company.

26. Nonalienation. The right to receive payments under this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge or encumbrance by Executive, dependents or beneficiaries of Executive, or to any other person who is or may become entitled to receive such payments hereunder. The right to receive payments hereunder shall not be subject to or liable for the debts, contracts, liabilities, engagements or torts of any person who is or may become entitled to receive such payments, nor may the same be subject to attachment or seizure by any creditor of such person under any circumstances, and any such attempted attachment or seizure shall be void and of no force and effect.

27. Incompetent or Minor Payees. Should the Company determine, in its discretion, that any person to whom any payment is payable under this Agreement has been determined to be legally incompetent or is a minor, any payment due hereunder, notwithstanding any other provision of this Agreement to the contrary, may be made in any one or more of the following ways: (a) directly to such minor or person; (b) to the legal guardian or other duly appointed personal representative of the person or estate of such minor or person; or (c) to such adult or adults as have, in the good faith knowledge of the Company, assumed custody and support of such minor or person; and any payment so made shall constitute full and complete discharge of any liability under this Agreement in respect to the amount paid.

28. Severability. It is the desire of the Parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable by a court of competent jurisdiction or arbitrator (pursuant to Section 31), the Parties hereby agree and consent that such provision shall be reformed to create a valid and enforceable provision to the maximum extent permitted by law; provided, however, if such provision cannot be reformed, it shall be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. This Agreement should be construed by limiting and reducing it only to the minimum extent necessary to be enforceable under then applicable law.

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29. Title and Headings; Construction. In the interpretation of the Agreement, except where the context clearly otherwise requires:

(a) “including” or “include” does not denote or imply any limitation;

(b) “or” has the inclusive meaning “and/or”;

(c) the singular includes the plural, and vice versa, and each gender includes each of the others;

(d) captions or headings are only for reference and are not to be considered in interpreting the Agreement;

(e) “Section” refers to a Section of the Agreement, unless otherwise stated in the Agreement;

(f) the words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement and not to any particular provision; and

(g) a reference to any statute, rule, or regulation includes any amendment thereto or any statute, rule, or regulation enacted or promulgated in replacement thereof or as the successor thereto.

30. Governing Law; Jurisdiction. All matters or issues relating to the interpretation, construction, validity, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without giving effect to any choice-of-law principle that would cause the application of the laws of any jurisdiction other than Texas. Jurisdiction and venue of any action or proceeding relating to this Agreement or any Dispute (to the extent arbitration is not required under Section 31) shall be exclusively in Harris County, Texas.

31. Mandatory Arbitration. Except as provided in subsection (h) of this Section 31, any Dispute must be resolved by binding arbitration in accordance with the following:

(a) Either Party may begin arbitration by filing a demand for arbitration in accordance with the Commercial Arbitration Rules of the AAA (the “Arbitration Rules”) and concurrently notifying the other Party of that demand. If the Parties are unable to agree upon a panel of three neutral arbitrators within twenty days after the demand for arbitration was filed (the Parties agree to a reasonable, one-time extension of that twenty-day period), either Party may request the Houston, Texas office of the American Arbitration Association (“AAA”) to appoint the arbitrator or arbitrators necessary to complete the panel in accordance with the Arbitration Rules. Each arbitrator so appointed shall be deemed accepted by the Parties as part of the panel. Notwithstanding the foregoing, the Parties, by mutual consent, may agree to a single arbitrator instead of a panel of three arbitrators and, in such event, references herein to “panel” shall refer to the single appointed arbitrator.

(b) The arbitration shall be conducted in the Houston, Texas metropolitan area at a place and time agreed upon by the Parties with the panel, or if the Parties cannot agree, as designated by the panel. The panel may, however, call and conduct hearings and meetings at such other places as the Parties may agree or as the panel may, on the motion of one Party, determine to be necessary to obtain significant testimony or evidence.

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(c) The panel may authorize any and all forms of discovery upon a Party’s showing of need that the requested discovery is likely to lead to material evidence needed to resolve the Dispute and is not excessive in scope, timing, or cost.

(d) The arbitration shall be subject to the Federal Arbitration Act and conducted in accordance with the Arbitration Rules to the extent that they do not conflict with this Section 31. The Parties and the panel may, however, agree to vary to provisions of this Section 31 or the matters otherwise governed by the Arbitration Rules as permitted by law.

(e) The arbitration hearing shall be held within 60 days after the appointment of the panel. The panel’s final decision or award shall be made within 30 days after the hearing. That final decision or award shall be made by unanimous or majority vote or consent of the arbitrators constituting the panel, and shall be deemed issued at the place of arbitration. The panel’s final decision or award shall be based on the terms and conditions of this Agreement and applicable law.

(f) The panel’s final decision or award may include injunctive relief in response to any actual or impending breach of this Agreement or any other actual or impending action or omission of a Party under or in connection with this Agreement.

(g) The panel’s final decision or award shall be final and binding upon the Parties, and judgment upon that decision or award may be entered in any court having jurisdiction. The Parties waive any right to apply or appeal to any court for relief from the preceding sentence or from any decision of the panel that is made before the final decision or award.

(h) Nothing in this Section 31 limits the right of either Party to apply to a court having jurisdiction to (i) enforce the agreement to arbitrate in accordance with this Section 31, (ii) seek provisional or temporary injunctive relief, in response to an actual or impending breach of the Agreement or otherwise so as to avoid an irreparable damage or maintain the status quo, until a final arbitration decision or award is rendered or the Dispute is otherwise resolved, or challenge or vacate any final arbitration decision or award that does not comply with this Section 31. In addition, nothing in this Section 31 prohibits the Parties from resolving any Dispute (in whole or in part) at any time by mutual agreement or compromise. This Section 31 shall also not preclude the Parties at any time from mutually agreeing to pursue non-binding mediation of the Dispute.

(i) The panel may proceed to an award notwithstanding the failure of any Party to participate in such proceedings. The prevailing Party in the arbitration proceeding may be entitled to an award of reasonable attorneys’ fees incurred in connection with the arbitration in such amount, if any, as determined by the panel in its discretion. The costs of the arbitration shall be borne equally by the Parties unless otherwise determined by the panel in its award.

(j) The panel shall be empowered to impose sanctions and to take such other actions as it deems necessary to the same extent a judge could impose sanctions or take such other actions pursuant to the Federal Rules of Civil Procedure and applicable law. Each Party agrees to keep all Disputes and arbitration proceedings strictly confidential except for disclosure of information required by applicable law which cannot be waived.

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32. Binding Effect; Third Party Beneficiaries. Subject to Section 37, this Agreement shall be binding upon and inure to the benefit of the Parties hereto, and to their respective heirs, executors, beneficiaries, personal representatives, successors and permitted assigns hereunder; otherwise this Agreement shall not be for the benefit of any third parties.

33. Entire Agreement; Amendment and Termination. This Agreement contains the entire agreement of the Parties hereto with respect to the matters covered herein; moreover, this Agreement supersedes all prior and contemporaneous agreements and understandings, oral or written, between the Parties concerning the subject matter hereof, including any employment agreement between the Company and Executive as in effect immediately before the Effective Date. This Agreement may be amended, waived or terminated only by a written instrument that is identified as an amendment, waiver or termination hereto, and is executed on behalf of both Parties. Executive hereby acknowledges and represents that in executing this Agreement, he did not rely on, has not relied on, and specifically disavows any reliance on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement. The Parties represent that they relied on their own judgment in entering into this Agreement.

34. Section 409A.

(a) General. Any provisions of the Agreement that are subject to Section 409A of the Code and the regulations and other authoritative guidance issued thereunder (“Section 409A”), are intended to comply with all applicable requirements of Section 409A, or an exemption from the application of Section 409A, and shall be interpreted and administered accordingly. Notwithstanding any provision of this Agreement to the contrary, a termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amount or benefit that constitutes “non-qualified deferred compensation” (within the meaning of Section 409A) upon or following a termination of the Executive’s employment unless such termination is also a “separation from service” (as defined under Section 409A) (a “Separation from Service”) and, for purposes of any such provision, references herein to a “termination,” “termination of employment” or like terms shall mean a Separation from Service, if applicable. Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A. In no event may the Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement.

(b) Specified Employee. Notwithstanding any provision of this Agreement to the contrary, if any payment or other benefit provided hereunder would be subject to additional taxes and interest under Section 409A because the timing of such payment is not delayed as required by Section 409A for a “specified employee” (as defined under Section 409A), then if the Executive is on the date of Executive’s Separation from Service a specified employee, any such payment or benefit that Executive would otherwise be entitled to receive during the first six months following the Separation from Service shall be accumulated and paid in a lump sum within ten (10) days after the date that is six months following the date of the Separation from Service, or such earlier date upon which such amount can be paid under Section 409A without being subject to such additional taxes and interest such as, for example, upon the Executive’s death. Any remaining payments due to Executive under this Agreement shall be paid as otherwise provided in this Agreement.

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(c) Reimbursements and In-Kind Benefits. Notwithstanding any provision of this Agreement to the contrary, any reimbursements or in-kind benefits provided under this Agreement that constitute “nonqualified deferred compensation” within the meaning of Section 409A shall be paid to Executive no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed in one year shall not affect the amount eligible for reimbursement in any subsequent year, other than medical expenses referred to in Section 105(b) of the Code, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for other benefits.

(d) No Section 409A Representations. Notwithstanding the foregoing, the Company makes no representations, warranties, or guarantees regarding the tax consequences of this Agreement, or any payments made hereunder, under Section 409A or otherwise, and has advised the Executive to consult with Executive’s own tax advisor.

35. Survival of Certain Provisions. Provisions of this Agreement which by their terms must survive the termination of this Agreement shall survive any such termination or expiration of this Agreement or termination of Executive’s employment, as applicable, including, without limitation, Executive’s obligations under Sections 9 through 18 and the Company’s obligations under Section 6.

36. Waiver of Breach. No waiver by any party hereto of a breach of any provision of this Agreement by any other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party or any similar or dissimilar provision or condition at the same or any subsequent time. The failure of any party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time while such breach continues.

37. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the Company and its Affiliates (and its and their successors), as well as upon any person or entity acquiring, whether by merger, consolidation, purchase of assets, dissolution or otherwise, all or substantially all of the capital stock, business and/or assets of the Company (or its successor) regardless of whether the Company is the surviving or resulting entity. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, dissolution or otherwise) to all or substantially all of the capital stock, business or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had occurred; provided, however, no such assumption shall relieve the Company or any of its Affiliates (or any successor thereof) of any of its duties or obligations hereunder unless otherwise agreed, in writing, by Executive.

This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representative, executors, administrators, successors, and heirs. In the event of the death of Executive while any amount is payable hereunder, all such amounts shall be paid to the Designated Beneficiary.

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38. Notice. Each notice or other communication required or permitted under this Agreement shall be in writing and transmitted, delivered, or sent by personal delivery, prepaid courier or messenger service (whether overnight or same-day), or prepaid certified United States mail (with return receipt requested), addressed (in any case) to the other party at the address for that party set forth below that party’s signature on this Agreement, or at such other address as the recipient has designated by Notice to the other party, by electronic mail, delivery and read receipt required, or by facsimile, confirmation of delivery required.

Each notice or communication so transmitted, delivered, or sent (a) in person, by courier or messenger service, or by certified United States mail shall be deemed given, received, and effective on the date delivered to or refused by the intended recipient (with the return receipt, or the equivalent record of the courier or messenger, being deemed conclusive evidence of delivery or refusal), or (b) by telecopy or facsimile shall be deemed given received) and effective on the date of actual receipt (with the confirmation of transmission being deemed conclusive evidence of receipt, except where the intended recipient has promptly notified the other party that the transmission is illegible). Nevertheless, if the date of delivery or transmission is not a business day, or if the delivery or transmission is after 5:00 p.m. (local time) on a business day, the notice or other communication shall be deemed given, received, and effective on the next business day.

39. Executive Acknowledgment. Executive acknowledges (a) being knowledgeable and sophisticated as to business matters, including the subject matter of this Agreement, (b) having read this Agreement and understanding its terms and conditions, (c) having been given an ample opportunity to discuss this Agreement with his personal legal counsel prior to execution, and (d) that no strict rules of construction shall apply for or against the drafter or any other party. Executive hereby represents that he is free to enter into this Agreement including, without limitation, that he is not subject to any covenant not to compete or confidentiality agreement that conflicts with this Agreement.

40. Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party hereto, but together signed by both Parties.

41. Parent Acknowledgment and Guarantee. Alta Mesa is the direct or indirect parent of the Company. Alta Mesa hereby unconditionally guarantees full and timely performance of the obligations of the Company and its Affiliates under this Agreement. The foregoing guarantee shall include the guarantee of the payment of all benefits and payments due Executive hereunder as a result of the nonperformance of any of such obligations or agreements so guaranteed or as a result of the nonperformance of this guarantee. Executive may, at his option, proceed against Alta Mesa for damages for default in the performance thereof, without first proceeding against the Company or against any of its properties or Affiliates. Alta Mesa further agrees that its guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any guaranteed obligation, any assumption of any such guaranteed obligation by any other party, or any other act or thing which might otherwise operate as a legal or equitable discharge of a guarantor, and Alta Mesa hereby waives all special suretyship defenses and notice requirements. This guarantee shall also be binding upon all successors and assigns of all of substantially all of the business or assets of Alta Mesa. Section 31 shall apply to Disputes between Alta Mesa and Executive mutatis mutandis.

[Signature pages follow.]

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IN WITNESS WHEREOF, Executive has executed this Agreement, the Company has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer, and Alta Mesa has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer solely for purposes of Section 41 of the Agreement, to be effective as of the Effective Date.

EXECUTIVE:

/s/ Homer E. Cole
Homer E. Cole

Address for Notices:

Most recent mailing address for Executive in the Company’s personnel files

[Signature pages continue.]

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COMPANY:

ALTA MESA SERVICES, LP, a Texas limited partnership

By:	OEM GP, LLC,
a Texas limited liability company
its general partner

By:	Alta Mesa Holdings, LP,
a Texas limited partnership its sole member

By:	Alta Mesa Holdings GP, LLC
a Texas limited liability company its general partner

By:	/s/ Harlan H. Chappelle
Name: Harlan H. Chappelle
Title: Chief Executive Officer

Address for Notices:

OEM GP, LLC c/o Alta Mesa Resources, Inc. 15021 Katy Freeway, Suite 400 Houston, TX 77094

Attn: Chief Executive Officer

[Signature pages continue.]

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Solely for purposes of Section 41 of the Agreement:

ALTA MESA HOLDINGS, LP, a Texas limited partnership

By:	Alta Mesa Holdings GP, LLC a Delaware limited liability company its general partner

By:	/s/ Harlan H. Chappelle
Name:	Harlan H. Chappelle,
Title:	Chief Executive Officer

Address for Notices:

Alta Mesa Holdings, LP c/o Alta Mesa Resources, Inc. 15021 Katy Freeway, Suite 400 Houston, TX 77094

Attn: Chief Executive Officer

[End of Signatures.]

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